U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 20, 2010

Gisser Automotive Concepts, Inc.
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

333-145181	13-3948927
(Commission File No.)	(IRS Employer Identification No.)

52 Edison Court
Monsey, New York 10952
(845) 356-8008
(Address and telephone number of principal executive offices and place of business)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)(1) Gisser Automotive Concepts, Inc. (the “Registrant” or the “Company”) is notifying the Commission of the removal for cause from the board of directors, Mr. Thomas G. Haff due to numerous reasons as described below and under extreme urgency.

(i) The date of this unconditional and absolute removal was January 7, 2010. The Registrant held a meeting without notice due to the urgency of the situation. A quorum was present and unanimously voted to remove said director with no opposition.

 (ii) At the time, Mr. Haff was Director and was listed as Production Manager; both positions did not hold any significant duties or obligations as the Company was not in production or requiring any similar and or advisory services from Mr. Haff who has proved to be inexperienced with much of these matters.

(iii) The relationship the Company had with Mr. Haff was non-salaried. No employee agreement, verbally or in writing, was ever entered into by the Company. From time to time, the Company paid Mr. Haff for certain services relating to the repair or maintenance of the Company’s property with reliability and quality problems that became more apparent over time.

On or about March 1, 2009, the Company agreed to pay Mr. Haff for some repair services on one of our assets that was agreed to be completed in a timely manner. It was estimated that 40 hours of work was required to be done plus some damages that were caused directly by Mr. Haff while the assets was in his possession. Mr. Haff did not have the knowledge to make the base repairs which were performed by an employee of the Company and was only to perform the finishing work. These repairs were paid for to Mr. Haff, however, he made ongoing excuses procrastinating and delaying the repairs while representing that they were almost complete. He received payment in full over the course of several months yet refused to release the assets. Even after nine months in his possession, no completion date of the work was apparent to the Company. By withholding key assets of the Company he prevented the Company from proceeding with our business plan and has caused considerable damage and financial losses which has had an adverse effect on the Company.

However the most severe of his actions was that after the Company demanded possession of these assets that were rightfully owed by the Company, Mr. Haff schemed in an attempt to extort and blackmail the Company for $50,000 which was immediately reported to the authorities and to the Company’s counsel. When Mr. Haff realized the degree and magnitude of his crime and with the assistance of the Company’s legal counsel, Mr. Haff reluctantly submitted to grant the Company rightful access and the return of the damaged and incompletely repaired assets of the Company. During this period, it was also revealed that Mr. Haff had an undisclosed criminal record which gives more reason why the Company immediately removed him as Director and believes that he is not a party with whom any association would be beneficial for the Company.

Through these recent interactions with Mr. Haff, he has demonstrated that any of these services he performed were substandard and demonstrated lack of care, inexperience, and insubordination for the better of the Company. Further, he caused other damages to the Company’s assets while in his possession.

The Company intended to engage Mr. Haff as an employee once production had commenced, however, the actions described here and other reasons illustrate how this would continue to be unfavorable and cause extremely adverse results for the Company. He had not performed any work for the Company in the intended position of Production Manager since the Company has not entered into production. It has also become more understandable why Mr. Haff has not been successful in his ventures and had lost his past businesses.

Besides the causes for removal mentioned here, Mr. Haff has physical disabilities that he has represented have progressively worsened or have been used as an excuse to delay services rendered. In either case, this will prevent him from performing any work similar to what he may have done for the Company in the intended capacity thereby making him unsuitable or beneficial for any position within the Company now or anytime in the future.

The Company plans to pursue Mr. Haff civilly for all damages as well as criminally for his statements and actions that according to the Company’s counsel may constitute extortion that is in violation of both New York and Federal laws. Further it may serve as a Predicate Act giving rise to civil and criminal liability under the Racketeer Influenced and Corrupt Organizations Act (commonly referred to RICO). It is also a direct violation of the Federal Hobbs Acts according to our counsel. The Company will also closely investigate what shares were issued to Mr. Haff and will demand the return of those shares that he was issued for incomplete services, damages to Company assets and for assets he never delivered to the Company.

 (3)(i) The Company has provided Mr. Haff with a Letter of Removal dated January 7, 2010 and is included here as Exhibit 5.1 on this Form 8-K disclosure which has also been sent to Mr. Haff by USPS simultaneously on the day the Registrant filed these disclosures with the Commission. To date, Mr. Haff has disregarded any contact made with regard to his removal. Mr. Haff was also sent a letter from the Registrant’s attorney dated January 19, 2010 regarding the reasons that prompted his removal. This letter is included in this 8-K as Exhibit 5.2. The Board of Directors Meeting held on January 7, 2010 is included here as Exhibit 5.3.

The Company has not identified, decided on, or appointed a replacement Director and/or Production Manager, however, this type of work is well sought out and there are many more coconscious, honest and able bodied parties who would greatly surpass the deficient work ability and ethics of Mr. Haff. Once the Company is closer to production, we will seek out and engage the services of a Production Manager with more experience that would be optimum for the Company.

Item 9.01 Exhibits

(c)	Exhibits.

5.1	Written Consent Dismissing Thomas Haff dated January 7, 2010

5.2	Letter from counsel dated January 19, 2010

5.3	Letter from Gisser Automotive Concepts, Inc. dated January 7, 2010

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2010	By:	/s/ Daryl K. Gisser
Name: Daryl K. Gisser
Title: Chief Executive Officer, President

3